Exhibit 5.1
K&L Gates LLP
599 Lexington Avenue
New York, NY 10016
(212) 536-3900
June 18, 2010
Lennar Corporation
700 Northwest 107th Avenue
Miami, FL 33172
Ladies and Gentlemen:
          We have acted as counsel to Lennar Corporation, a Delaware corporation (the “Company”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission for the registration under the Securities Act of 1933, as amended (the “Act”), of up to $250,000,000 aggregate principal amount of the Company’s Series B 6.950% Senior Notes due 2018 (the “New Notes”) and the guarantees of the New Notes (the “Guarantees”) by wholly-owned subsidiaries of the Company (the “Guarantor Subsidiaries”), to be offered in exchange for like principal amounts of the Company’s outstanding Series A 6.950% Senior Notes due 2018 (the “Old Notes”), which were issued by the Company on May 4, 2010 in a transaction that was exempt from registration under the Act. The Old Notes were, and the New Notes will be, issued under an Indenture (the “Indenture”), dated as of May 4, 2010 among the Company, the Guarantor Subsidiaries and The Bank of New York Mellon Trust Company, N.A. as trustee (the “Trustee”).
          For purposes of rendering our opinion, we have examined the Company’s Certificate of Incorporation, as amended, and Bylaws, resolutions adopted by the Board of Directors of the Company, the Indenture and the form of New Notes, and we have made such other investigation and examined such other corporate records of the Company as we have deemed appropriate. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.
          Based upon and subject to the foregoing, and such examination of law as we have deemed appropriate, it is our opinion that when New Notes have been duly executed on behalf of the Company and authenticated by the Trustee in accordance with the terms of the Indenture, and have been issued in exchange for like principal amounts of Old Notes as described in the prospectus that forms a part of the Registration Statement, the New Notes will be legally issued and will constitute binding obligations of the Company, except as may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium and similar laws of general applicability relating to or affecting the enforcement of creditors’ rights, and by general principles of equity (whether applied by a court of law or equity).
          The opinions set forth above are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.
          We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the prospectus that forms a part of the Registration Statement under the caption “Legal Matters”. In giving our consent we do not by doing so admit that we are in the category of persons whose consent is required under Section 7 of the Act.
Yours truly,

/s/ K&L Gates LLP K&L Gates LLP